Exhibit 1.1

This document is a translation of the original Articles of Incorporation which are in French language, and is furnished for information purposes only. In all matters of interpretation of information, the original French version takes precedence over this translation.

RHODIA

A limited liability company (Société Anonyme)

with registered capital of €1,204,186,174

Registered office: Immeuble Cœur Défense, 110 esplanade Charles de Gaulle – 92400 Courbevoie

352 170 161 RCS NANTERRE

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ARTICLES OF INCORPORATION AND BY-LAWS

(Updated as of June 30, 2006)

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Article 1 - Form of the Corporation

The Company, with limited liability, is governed by the provisions of current laws and regulations, in particular, by the provisions of tome II of the Commercial Code, by the provisions of future laws and regulations and by these by-laws.

Article 2 - Name of the Corporation

The corporate name is:

RHODIA

Article 3 - Corporate Purpose

The purpose of the Company, in France as well as abroad, is, either directly or indirectly:

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to perform transactions in the fields of chemistry, fibers and polymers.

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to research, develop, manufacture, transform, market and supply products and goods, and to license, acquire, and transfer all industrial and commercial property rights;

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to make investments in any form whatsoever, in particular through the formation of new corporations, contribution, subscription, purchase of stock or interests in any businesses, groups or corporations relating directly or indirectly to the corporate purpose and, if appropriate, for any other purpose.

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to issue any guarantees, first demand guarantees, surety bonds and other security interests in compliance with the provisions of current laws and regulations, in particular to any company or entity of the Group, in connection with their activities, as well as the financing or re-financing of their activities. The contracting of any loan and, in general, the use of any method of financing, in particular, by the issue or, where applicable, by the subscription of financial instruments, with a view to facilitating the financing or re-financing of the Company’s operations.

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as well as, in general, all financial, commercial, industrial, civil, real property, personal property transactions or services that may be directly or indirectly related to one of the specified purposes or to any similar or related purpose or which is liable to further the development of the Company’s assets.

Article 4 - Registered office

The registered office of the Company is at: Immeuble Coeur Défense, 110 esplanade Charles de Gaulle – 92400 Courbevoie

Article 5 – Duration

Except in the event of earlier dissolution or extension decided at an extraordinary general shareholders’ meeting, the duration of the Company is ninety nine years from the date of its registration with the Registry of Commerce and Companies.

Article 6 - Registered capital

The registered capital of the Company is 1,204,186,174 (one billion two hundred four million, one hundred eighty six thousand one hundred seventy four) euros. It is divided into 1,204,186,174 (one billion two hundred four million, one hundred eighty six thousand one hundred seventy four) fully paid shares with a nominal value of €1 each, all of a single class.

Article 7 - Share form, identification of holders of bearer shares

Shares must be registered until fully paid up. Fully paid-up shares may be held in registered or in bearer form, at the shareholder’s choice.

Shares are represented by book entries in the holder’s name in the books of the issuing Company or of an accredited financial intermediary.

The Company is entitled, at any time and at its own expense, in accordance with current law and regulations, to ask the central custodian administering its securities to supply the name and year of birth or, if the holder is a legal entity, the corporate name and year of incorporation, the nationality and address of holders of securities that immediately or subsequently grant the right to vote at its Meetings, and possibly for holders of other financial instruments that it issues as well as to supply the quantity of securities held by each of them and, where applicable, the restrictions affecting such securities.

Failure by the holders of securities or the intermediaries to fulfill their obligation to disclose the information referred to above, in accordance with the terms provided for by law, may result in the suspension or even the loss of the rights to vote and to receive payment of the dividend attached to the shares.

Article 8 - Transfer of shares

Shares may be freely transferred pursuant to the legal provisions and regulations in force.

Article 9 - Rights and obligations attached to each share

Each share entitles the holder thereof to a proportionate ownership right in the assets of the Company and in the proceeds after liquidation equal to the pro rata portion of the registered capital represented by such share.

All securities which represent or will represent part of the registered capital will be included as registered capital for tax purposes. Thus, all duties and taxes which, for whatever reason, may become payable by certain holders upon distribution of capital, either during the existence of the Company or at liquidation, will be allocated among all securities representing capital at the time of such distribution or distributions, with the result that, after taking into account the unredeemed nominal value of the securities to the extent of their respective rights, all present or future securities will confer upon the holders thereof the same effective benefits and the right to receive the same net amounts.

Whenever it is necessary to possess a certain number of shares in order to exercise a right, it shall be up to holders that do not possess such number to group together and, if necessary, to purchase or sell the requisite number of shares or rights.

Article 10 - Shares issued for cash

The amounts to be paid for shares issued in the context of a capital increase for cash must be paid in accordance with the terms and conditions declared by the Board of Directors.

Notice of calls for payment shall be given to shareholders by registered mail at least 15 days before the date fixed for each payment.

Any delay in the payment of amounts due on the unpaid amount of shares will automatically, and without further formalities whatsoever, result in payment of interest at the rate of 6% per annum, compounded daily, accruing from the date such payment was due, without prejudice to actions that the Company may bring against the defaulting holder, or any sanctions or specific performance remedies available by law.

Article 11 - Board of Directors

The company shall be run by a Board of Directors consisting of at least three directors and no more than eighteen directors subject to the exceptions set forth in the law.

A legal entity may be appointed Director. Upon appointment or cooption, the legal entity must name a permanent representative who will be subject to the same conditions, obligations and civil and criminal liabilities as if he were Director in his own name, without prejudice to the joint and several liability of the legal entity he represents.

If as a result of death or resignation, one or more seats for Directors should be vacant, the Board of Directors may make provisional appointments which are subject to ratification at the next ordinary general shareholders’ meeting.

Directors are appointed for a term of four years. Directors may be re-appointed.

Each Director must hold at least one hundred shares during his term of office.

If, on appointment, a Director does not hold one hundred shares, or if he ceases to hold at least one hundred shares during his term of office, he shall automatically be deemed to have resigned if he does not remedy the situation within three months.

Article 12 - Organization and operation of the Board of Directors

The Chairman of the Board of Directors is appointed in accordance with the terms and conditions set forth in the statutory and regulatory provisions in effect.

The Board of Directors meets at the registered office of the Company or at any other location as often as corporate matters require.

Meetings of the Board of Directors are presided over by the Chairman, or in his absence, by a Director specially appointed by him, or failing that, by a Director nominated by the other members present at the Board meeting.

The Chairman of the meeting is assisted by a secretary who may be chosen by the Board of Directors from among persons other than Directors and shareholders.

Article 13 - Resolutions of the Board of Directors

Meetings of the Board of Directors are convened by the Chairman, and shall address all matters set forth in the agenda of the meeting by the Chairman or by a simple majority of the Board of Directors.

However, at least one third of the Board members may request the Chairman to call the Board meeting for a specific agenda if the Board has not met for more than two months.

Where applicable, the Chief Executive Officer may also request the Chairman to call the Board meeting for a specific agenda.

The Chairman must comply with the requests referred to in paragraphs 2 and 3 of this article and call the Board meeting.

Meetings may be convened in any manner, including orally.

The Board of Directors may not validly deliberate unless at least half of its members are present. Decisions are taken upon a majority vote of the members present or represented.

In case of deadlock, the Chairman’s vote will be decisive.

A director may grant another director a power of attorney in writing to represent him at a Board meeting. Each Director receives only one proxy card per meeting and consequently is only entitled to one vote for himself and one for the Director being represented.

Are deemed present for the calculation of the quorum and majority Directors attending the Board Meeting by any means permitted by law, such as videoconferencing or telecommunication which the nature and conditions of application are determined by the regulations in force, subject to the provisions of the later.

The Directors, and any person called to attend meetings of the Board of Directors, are obliged to maintain confidentiality with respect to privileged information indicated as such by the chairman.

Minutes of meetings will be prepared and copies or excerpts of the proceedings will be certified in accordance with law.

Article 14 - Powers of the Board of Directors

1)

The Board of Directors is vested with all the powers conferred upon it pursuant to current law, in particular:

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it determines the direction of the Company’s operations and sees to the implementation thereof.

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it deals with all issues concerning the smooth running of the Company and take decisions on business concerning the Company provided it does not overstep the powers expressly granted to the shareholders’ meetings and the limit of the corporate purpose.

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it shall perform the checks and verifications it deems appropriate. The Chairman or the Chief Executive Officer shall provide each director with all the documents and information necessary to carry out their assignments. In addition, each director is entitled to request the documents that he deems necessary.

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it may decide to set up committees to review matters that it or its Chairman submits to them for their opinion. It defines the composition and the powers of the committees, which carry on their activity under its supervision.

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it may grant one of its members or third parties all special powers of attorneys for one or more specific purposes, with or without the right, for the representatives, to grant all delegations in part or in whole themselves.

2)

The Board of Directors decides that either the Chairman of the Board of Directors or another natural person appointed by the Board of Directors and bearing the title of Chief Executive Officer shall assume the General Management of the Company.

3)

One or other of the methods of exercising the General Management of the Company shall be chosen by a majority of 2/3rds of the votes of directors present or represented.

The choice made shall be applicable until the Board of Directors decides otherwise.

Shareholders and third parties shall be informed of said choice in accordance with current regulations.

The methods of exercising the General Management will be defined for the first time at the first meeting of the Board of Directors that follows the adoption of the by-laws thus amended.

4)

In the event the Board decides that the Chairman of the Board of Directors shall assume the General Management, the provisions of the law and of these by-laws relating to the Chief Executive Officer shall apply to the Chairman of the Board of Directors who, in this case, shall bear the title of Chairman and Chief Executive Officer.

Article 15 - Remuneration of Board members

The general shareholders’ meetings may allot an annual fixed sum in the form of attendance fees that the Board of Directors will allocate among its members as it deems appropriate.

Article 16 - Chairman of the Board of Directors, Chief Executive Officer and Acting Chief Executive Officer

1)

The Chairman of the Board of Directors shall organize and conduct its proceedings. He shall ensure the proper operation of the Company’s bodies and in particular that the directors are able to carry out their duties.

He/she shall report to the General Shareholders’ Meeting on the manner in which the work of the Board and the internal control procedures implemented by the Company are prepared and organized. At the same time, he/she shall report on any limitations by the Board to the powers of the Chief Executive Officer. Said information shall be published in the manner set out in the General Regulations of the Autorité des Marchés Financiers.

In the event that the Chairman is temporarily unable to carry out his duties or in the event of his death, the Board of Directors may delegate a director to act as Chairman.

In the event of a temporarily inability to carry out duties, said delegation is granted for a limited term, but such term may be renewed. In the event of death, said delegation is valid until the new Chairman has been appointed.

Members of the Company’s management as well as any third party may, at the Chairman’s request, attend the proceedings of the Board of Directors. They are bound by the same duty to maintain confidentiality as the directors.

The Board of Directors sets the Chairman’s compensation.

2)

The Chief Executive Officer is vested with the broadest powers to act in all circumstances in the Company’s name. He shall exercise his powers within the limit of the corporate purpose, provided he does not overstep the powers that the law expressly confers upon shareholders’ meetings and on the Board of Directors.

The Chief Executive Officer represents the Company in its relations with third parties. It represents the Company in legal actions. The Company is bound even by the acts of the Chief Executive Officer that fall outside the scope of the corporate purpose, unless it proves that the third party knew that the act was ultra vires or that it could not have been unaware thereof given the circumstances. The sole publication of the by-laws does not establish such evidence. The Board of Directors may limit the powers of the Chief Executive Officer but said limitation is non-binding on third parties.

The Board of Directors sets the term of office of the Chief Executive Officer.

The Board of Directors sets the Chief Executive Officer’s compensation.

The Board of Directors may remove the Chief Executive Officer from office at any time. If the removal from office is decided without a valid reason, it may give rise to damages, except when the Chief Executive Officer is also the Chairman of the Board of Directors.

3)

The Board of Directors may also, on a motion by the Chief Executive Officer, appoint one or more natural persons to assist him; said natural person(s) shall bear the title of Acting Chief Executive Officer.

A maximum number of five Acting Chief Executive Officers may be appointed.

The Board of Directors, in agreement with the Chief Executive Officer, defines the scope and term of the powers granted to the Acting Chief Executive Officers. With regard to third parties, Acting Chief Executive Officers shall have the same powers as the Chief Executive Officer or the same powers as the Chairman of the Board of Directors if the latter is also the Chief Executive Officer.

The Board of Directors sets the compensation of the Acting Chief Executive Officers.

The Board of Directors, on a motion by the Chief Executive Officer, may remove the Acting Chief Executive Officers from office at any time. If the removal from office is decided without a valid reason, it may give rise to damages.

In the event the office of Chief Executive Officer falls vacant, the duties and powers of the Acting Chief Executive Officer shall continue until a new Chief Executive Officer has been appointed unless the Board of Directors decides otherwise.

4)

The age limit for the position of Chairman of the Board of Directors shall be seventy years (70) regardless of whether the later also holds the position of Chief Executive Officer. As a result, the age limit for the position of Chief Executive Officer shall also be seventy years (70) when such position is also held by the Chairman of the Board of Directors.

By contrast, the age limit for holding the position of Chief Executive Officer shall be the legal limit when such position is held by an individual other than the Chairman of the Board of Directors.

The Chairman of the Board of Directors shall be considered to have resigned at the end of the General Shareholders’ Meeting called to approve the financial statements for the year in which he or she reaches the age of seventy (70).

Article 17 - Statutory Auditors

Audits of the Company are carried out, in accordance with law, by at least two Statutory Auditors and two Deputy Auditors.

Article 18 - Shareholders’ Meetings

1)

Ordinary or Extraordinary shareholders’ meetings are called and deliberate in accordance with the law.

2)

Meetings are held at the registered office or any other place specified in the notice to attend the meeting.

3)

To attend meetings in person or to be represented by a proxy or by mail, holders of registered shares must have their shares registered in their account in the Company’s registers at least two days prior to the date of the Meeting.

To attend meetings in person or to be represented by a proxy or by mail, holders of bearer shares must file, at the place specified in the notice to attend the meeting at least two days prior to the date of the Meeting, a certificate drawn up by the intermediary holding their account certifying that securities are locked-up until the date of the meeting.

The Board of Directors may decide to shorten said time limits.

A shareholder who does not have his domicile in France, within the meaning of Section 102 of the French Civil Code, may be represented at ordinary or extraordinary meetings by an intermediary registered in accordance with the conditions provided for by current law and regulations. Said shareholder shall then be deemed to be present at said meeting for the calculation of the quorum and majority.

Subject to and in accordance with the conditions defined by the current regulations and the terms and conditions defined beforehand by the Board of Directors, the shareholders may participate and vote at all ordinary or extraordinary meetings by videoconference or by electronic telecommunications or remote transmission that allows them to be identified. The shareholders shall then be deemed to be present at said meetings for the calculation of the quorum and majority.

4)

The shareholders, in accordance with the conditions defined by current regulations, may send their proxy vote form or mail vote form for all ordinary or extraordinary meetings, either on paper, or by remote transmission by decision of the Board of Directors published in the notice of the meeting and the notice to attend the meeting.

To be accepted, all mail vote or proxy vote forms must have actually been received at the Company’s registered office or at the place specified in the notice to attend the meeting no later than two days prior to the date of the Annual General Meeting.

Instructions given by electronic means that contain a power of attorney or a proxy may be received by the Company in accordance with the conditions and within the time limits defined by the current regulations.

5)

The Meeting’s proceedings may be transmitted live by videoconference and/or by remote transmission. Where applicable, reference shall be made thereto in the notice of meeting and in the notice to attend the meeting.

6)

All shareholders, who have voted by mail or have given a power of attorney, by submitting a lock-up certificate issued by the share custodian, may nevertheless sell all or part of the shares in respect of which he sent his vote or proxy, provided that he notifies the issuing company and provides information that may be used to cancel his vote or his proxy or to modify the number of corresponding shares and votes no later than the day before the Meeting.

7)

The Chairman of the Board of Directors or, in his absence, a director especially delegated for said purpose by the Chairman presides over the Meetings. Failing that, the Meeting shall appoint its own Chairman.

8)

The duties of tellers are fulfilled by the two members of the Meeting with the highest number of votes and who accept said duties.

9)

The officers of the Meeting appoint the secretary, who may be chosen among non-shareholders.

10)

An attendance sheet, drawn up in accordance with the law, is kept at each meeting of the Annual General Meeting. Said attendance sheet, duly signed by the shareholders and proxies, shall be certified true by the officers of the Meeting.

11)

Each member of the Meeting has as many votes as he owns or represents shares, save for limitations imposed by law.

12)

At the request of one or several members of the Meeting representing by themselves or as proxies at least one tenth of the capital present or represented at the Meeting, a secret ballot shall be held.

13)

Minutes of the Meetings are drawn up and copies thereof are certified in accordance with the law.

14)

The right to vote attached to the share belongs to the beneficial owner at ordinary shareholders’ meetings, at extraordinary shareholders’ meetings and at extraordinary meetings.

Article 19 - Corporate accounts

1)

Corporate financial statements

Each corporate fiscal year lasts twelve months and commences on January 1 and closes on December 31.

At the end of each fiscal year, in accordance with existing laws, the Board of Directors establishes the inventory, corporate financial statements and a management report.

The net earnings during the fiscal year minus general costs and other expenses of the Corporation, including all depreciation and provisions, shall constitute net profits.

Net profits, minus losses from previous years (if any), are subject to a charge of at least one-twentieth of such net amount, which shall be used to create a reserve called the “legal reserve”. This charge shall cease to be obligatory when the amount of the reserve becomes equal to one-tenth of the registered capital.

Distributable income equals the net profits of the fiscal year, minus losses from previous years and the charge from the legal reserve, plus profits carried forward from previous years.

In addition, the shareholders may, upon recommendation of the Board of Directors, decide at a general shareholders’ meeting to distribute amounts held in the reserve funds that are available for their use, in such case, the decision of the shareholders must specifically indicate the reserves from which the funds are to be taken.

After approval of the accounts and verification of the existence of distributable amounts, the ordinary general shareholders’ meeting shall decide upon the distribution of such amounts and, upon recommendation of the Board of Directors, shall distribute out of this amount to all holders of shares pro rata to their percentage interest in the registered capital.

If a balance remains, the shareholders shall decide at an ordinary general shareholder’s meeting which amounts will be carried forward to the next fiscal year or placed in one or more reserve funds that it administers.

The ordinary general shareholders’ meeting called to approve the accounts for the fiscal year may grant each shareholder the right to elect to receive all or part of the final or interim dividends in cash or in shares.

In the event that financial statements established at the end of a fiscal year or at any date during the fiscal year, certified by the Statutory Auditors, set forth that the Company, since the close of the preceding fiscal year, after provision for depreciation and necessary reserves, deductions for prior losses, if necessary, and sums carried forward as reserves in application of the law or the by-laws and taking into account carried forward profits, has made a profit, it may distribute interim dividends before the approval of the year-end accounts.

The amount of these interim dividends shall not exceed the amount of the profit thus defined.

The extraordinary shareholders’ meeting may decide to reduce the share capital for reasons other than for losses, by reducing the par value of the share. The amount of the reduction of the share capital, i.e. the difference between the former and new par value multiplied by the number of outstanding shares, shall be recorded in an issue premium account, the amount of which shall not be distributable. Nevertheless, it may be subsequently capitalized or used to write off corporate losses.

2)

Consolidated financial statements

The Board of Directors present to the general shareholders’ meeting the group management report and consolidated financial statements. The shareholders’ meeting deliberates on all matters relating to the consolidated financial statements of the last fiscal year.

The group management report may be included in the management report mentioned in the above point 1).

Article 20 - Dissolution and liquidation

Upon the dissolution of the Company, one or more liquidators shall be appointed at a general shareholders’ meeting, in accordance with the quorum and majority requirements provided by law for ordinary general shareholders’ meetings. This appointment shall terminate the functions of the Directors and the Statutory Auditors.

The liquidator shall represent the Company. He shall be vested with the broadest powers to liquidate the Company’s assets, including outside the context of judicial proceedings by amicable arrangement. The liquidator shall be empowered to pay creditors and to distribute the remaining balance.

The shareholders may authorize the liquidator at a general shareholders’ meeting to continue the pending business of the Company or to engage in new business for purposes of the liquidation.

Net assets remaining after reimbursement of shares at their nominal value shall be distributed among shareholders pro rata in relation to their interest in the registered capital.

Article 21 – Disputes

All disputes which may arise during the existence of the Company or its liquidation, whether between the shareholders and the Company or between shareholders themselves, in connection with or by reason of corporate acts, shall be submitted to the jurisdiction of the courts having jurisdiction over the location of the principal office.

To this end, in the event of disputes, all shareholders shall elect domicile within the jurisdiction of the above mentioned court, and all summonses and notices will be sent to such domicile. Failing such election of domicile, summonses and notices shall be validly delivered if delivered to the Office of the Public Prosecutor of the Republic connected with the trial court with jurisdiction over the registered office.